Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE:

DR. JOSEPH RUBINFELD RESIGNS

FROM SUPERGEN’S BOARD OF DIRECTORS

Dublin, CA, February 9, 2005 – SuperGen, Inc. (Nasdaq: SUPG) announced today that Joseph Rubinfeld, Ph.D., has resigned from the board of directors, effective February 8, 2005.  Dr. Rubinfeld will be devoting his full energies to a new, privately held cardiovascular start-up venture he founded called JJ Pharma, Inc.

James Manuso, Ph.D., Chairman, President and Chief Executive Officer of SuperGen, stated, “I would like to thank Dr. Rubinfeld for his contributions to our board of directors.  He brought a great deal of scientific knowledge and experience to the board and we appreciated his insight and perspective.  We wish him success in his new endeavor.”

Dr. Rubinfeld commented, “This completes my transition out of SuperGen so that I can now devote my full energies to building JJ Pharma into a formidable pharmaceutical company.  It is my hope that my full-time commitment to JJ Pharma will continue to drive the company to advance significant products toward commercialization in cardiology just as we were able to do at SuperGen in the anti-cancer field.”

About SuperGen

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders.  SuperGen’s product portfolio includes Nipent® (pentostatin for injection); Mitomycin (generic brand of Mutamycin®); and SurfaceSafe® cleaner.  For more information about SuperGen, please visit www.supergen.com.

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Contacts:
Timothy L. Enns	Sharon Weinstein
SuperGen, Inc.	Noonan/Russo
Tel: (925) 560-0100 x111	Tel: (212) 845-4271
E-mail: tenns@supergen.com	E-mail: sharon.weinstein@eurorscg.com